Exhibit 11.1

ORIX Corporation

Code of Ethics

Date of final amendment: April 18, 2014

The Chief Executive Officer,

the Chief Operating Officer,

the Chief Financial Officer,

and the Executive Officer of Accounting Department

(each, a “Covered Officer”) of ORIX Corporation (the “Company”) are bound by the following specific policies (the “Code of Ethics”):

1.

Covered Officers have an obligation to conduct themselves in an honest and ethical manner and act in the best interest of the Company. All Covered Officers shall not engage in acts or transactions or the like that create or may create actual or apparent conflicts of interest between the Company and themselves.

2.

Covered Officers are responsible for full, fair, accurate, timely and understandable disclosure in (a) reports and documents that the Company files with, or submits to, the United States Securities and Exchange Commission and (b) the Company’s other communications with the public, including both written and oral disclosures, statements and presentations.

3.	Covered Officers shall comply with all applicable laws, rules and regulations. No Covered Officer shall commit an illegal act, or instruct others to do so.

4.

Covered Officers shall promptly bring to the attention of the Company’s Executive Officer of Group Compliance Department or, in the case of accounting, internal accounting controls, auditing or other matters where he or she deems it appropriate, directly to the Company’s Audit Committee, any information he or she may have concerning any violation of the Code of Ethics

5.

Covered Officers are expected to comply with all of the provisions of this Code of Ethics. The Code of Ethics will be strictly enforced and violations will be dealt with immediately. Allegations of non- compliance will be investigated whenever necessary and evaluated at the proper level. Those found to be in violation of the Code of Ethics will be subject to appropriate disciplinary action. Criminal misconduct will be referred to the appropriate legal authorities for prosecution.

This Code of Ethics is a statement of certain fundamental principles, policies and procedures that govern the Company’s Covered Officers in the conduct of the Company’s business. It is not intended to and does not create any rights in any employee, customer, supplier, competitor, shareholder or any other person or entity.

11.1-1